------------                                        ----------------------------
   FORM 4                                                    OMB APPROVAL
------------
                                                    OMB Number. 3235-0287
                                                    Express: December 31, 2001
                                                    Estimated average burden
                                                    hours per response.... 0.5
                                                    ----------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(Print or Type Responses)

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*               2. Issuer Name and Ticker or Trading Symbol
                                                       Access Worldwide Communications, Inc.
Raslan,     Shawkat
--------------------------------------------------------------------------------------------------------------------
(Last)          (First)         (Middle)               3. IRS Identification            4. Statement for Month/Year
                                                          Number of Reporting           6/30/02
977 King Street                                           Person if an entity
-----------------------------------------                                               -----------------------------
                     (Street)                             (voluntary)                   5. If Amendment, Date of
                                                                                           Original (Month/Day/Year)
Greenwich,          CT           06831                 ###-##-####                      N/Ap
-----------------------------------------
(City)           (State)         (Zip)

6. Relationship Of Reporting Person(s) To Issuer
                                       (check all applicable)

   x    Director                             ________ 10% Owner
-------
_______ Officer (give title below)           ________ Other (specify below)

     ------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   x    Form filed by One Reporting Person
-------
_______ Form filed by More than One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                         Table I -- Non-Derivative Securities Acquired Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Transaction Date   3. Transaction   4. Securities Acquired                       5. Amount of Securities
   (Instr. 3)                                   Code             (A)                                          Beneficially Owned at
                                                (Instr. 8)       or Disposed of (D)                           End of Month
                                             ----------------
                          (Month/Day/Year)                       (Instr. 3, 4, and 5)
                                                              --------------------------------------------
                                                                                        (A)                    (Instr. 3 and 4)
                                                                                        or
                                                Code      V           Amount            (D)       Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/20/02            P                          11,500.00    A            0.60           26,500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/20/02            P                           5,000.00    A            0.65           31,500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/23/02            P                          12,500.00    A            0.65           44,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/23/02            P                           2,500.00    A            0.64           46,500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/30/02            P                           2,500.00    A            0.70           49,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/30/02            P                           2,500.00    A            0.71           51,500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/31/02            P                           2,500.00    A            0.72           54,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/31/02            P                           2,500.00    A            0.74           56,500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/31/02            P                           2,500.00    A            0.74           59,000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/31/02            P                           2,500.00    A            0.76           61,500
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                   6/4/02            P                           5,000.00    A            0.76           66,500
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------
6. Ownership          7. Nature
   Form: Direct          Indirect
   (D) or                Beneficial
   Indirect (I)          Ownership
   (Instr. 4)
                         (Instr. 4)

---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------
              D
---------------------------------------------

                                                                          (over)
                                                                 SEC 1742 (3-99)

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
            * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
            ** Intentional misstatements or ommissions of facts constitute
               Federal Criminal Violations
               SEC 18 U.S.C 1001 and 15 U.S.C 78H(a).

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Derivative
    Security                          sion or             action              tion Code              Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------------
                                                                           Code      V                 (A)         (D)

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    N/AP                              N/AP               N/AP              N/AP      N/AP              N/AP        N/AP
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Deriv-       10. Form      11. Na-
                                 cisable and       Underlying Securities        of          ative            of De-        ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      Secur-           rivative      of In-
                                 Date                                           ative       ities            Securities    direct
                                 (Month/Day/                                    Secur-      Bene-            Bene-         Bene-
                                 Year)                                          ity         ficially         ficially      ficial
                                                                                            Owned            Owned at      Owner-
                               --------------------------------------------                 at End           (Instr. 4)    ship
                               Date     Expira-              Amount or                      of                             (Instr.
                               Exer-    tion         Title   Number of                      Month                          4)
                               cisable  Date                 Shares                         (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                N/AP     N/AP         N/AP    N/AP             N/AP         N/AP             N/AP          N/AP
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations.


                    /s/ Shawkat Raslan                          1-Jul-02
                    -------------------------------------  -----------------
                       **Signature of Reporting Person            Date

  Note: File three copies of this Form, one which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

        Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays and OMB Number

                                                                          Page 2
                                                                 SEC 1472 (3-99)